Exhibit 10.43

Cubist Pharmaceuticals, Inc.

Director Compensation, Benefits, Programs

(Effective as of December 2, 2011)

Director Compensation

Element	Compensation
Retainer	Non-Executive Chair - $70,000 Other Non-Employee Directors - $50,000

Initial Long-Term Incentive (Equity) Award

Non-Executive Chair: Stock options with a Black-Scholes value of $250,000

Other Non-Employee Directors: Stock options with a Black-Scholes value of $150,000

Grant Date/vesting: Vests quarterly on a pro rata basis over 3 years from the grant date

Annual Long-Term Incentive (Equity) Awards

Non-Executive Chair: LTI awards with a target value of $285,000, granted in stock options with a Black-Scholes value of $199,500 and restricted stock units with a fair value of $85,500

Other Non-Employee Directors: LTI awards with a target value of $185,000, granted in stock options with a Black-Scholes value of $129,500 and restricted stock units with a fair value of $55,500

Grant Date/vesting: LTI awards will be granted (and valued) on the date of each Annual Meeting of Stockholders; vest 100% on the earlier of the first anniversary of the grant date or the date of the next calendar year’s Annual Meeting of Stockholders

Meeting Fee - Board Meetings	None

Meeting Fee - Committee Meetings (non-Chair members)	Audit Committee: $2,000 per meeting attended (in person or by phone) Other Committees (including Special Committees): $1,500 per meeting attended (in person or by phone)

Meeting Fee - Committee Chair	Audit Committee: $4,000 per meeting led (in person or by phone) Other Committees (including Special Committees): $3,500 per meeting led (in person or by phone)

Meeting Fee — Non-Committee Members Attending Committee Meetings

The Non-Executive Chair is paid the same per meeting fee as a non-Chair member of the Committee. Other Directors will not be paid for attending such meetings unless their attendance is specifically requested by the Chair of the relevant Committee or the Non-Executive Chair

Director Benefits

Expense Reimbursement

Cubist shall reimburse the cost of all reasonable travel related expenses and meals incurred in connection with attending Board or Committee Meetings. Directors should travel one class below first class. Exceptions will be handled on a case-by-case basis and should be submitted to the Non-Executive Chair

D & O Insurance	Cubist provides Director & Officer Insurance for all Board Members

NACD Membership	Cubist provides a membership to the National Association of Corporate Directors for all Board Members

Director Education Programs

Cubist supports director education and will reimburse directors for reasonable expenses incurred in connection with participation in director education programs. Directors are expected to report all such participation to the Secretary of the Corporation. Cubist also provides in-house direction education and has a Director Orientation Program

Administration

1.               Payments for Committee Meetings:  Payments will be made at each regularly scheduled in-person Board Meeting for all Committee meetings attended (and for which minutes are prepared) since the last regularly scheduled in-person Board Meeting.  Included with the check will be an Attendance Report and LTI Report.

2.               Payments of Annual Retainer:  Annual retainers are payable on an annual basis as of the date of the Annual Meeting of Stockholders in either cash or stock, in recognition of the previous 12 months of service beginning on the date of the previous calendar year’s Annual Meeting of Stockholders.  Each Director will make a stock or cash payment election in March of each year.  The retainer shall be pro-rated based on the number of months served as a Director in the previous 12 months.

3.               Receipts must be submitted to Cubist’s CEO within 60 days of each travel engagement.

4.               A summary of Cubist Director & Officers Insurance Policy is included in the Director’s Handbook.